Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into on April 29, 2020, and is effective as of May 1, 2020 (the “Effective Date”), by and between Judy Krandel (the “Consultant”) and Recruiter.com Group, Inc. (the “Company”). The Company and the Consultant are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to retain the Consultant as an independent consultant to provide services to the Company according to the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises, warranties and representations herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DUTIES AND SERVICES. The Company hereby engages the Consultant, and the Consultant hereby accepts engagement as a consultant. It is understood and agreed, and it is the express intention of the Parties to this Agreement that the Consultant is an independent contractor and not an employee of the Company for any purpose whatsoever. The Consultant shall perform all duties and obligations to the extent reasonably required in the conduct of their business with the Company, including, but not limited to, the following:

1)	Serve as and carry the title of Chief Financial Officer with duties and responsibilities, which are customary for such an executive officer of a public company.

2)	Drive the successful delivery across the following key priorities:

a)	Cash management, AP/AR, align all financial operations to be able to report weekly. This includes managing the current controller and other financial and accounting personnel.

b)	Nasdaq uplist, a registration statement on Form S-1 and compliance

c)	Corporate Governance, quarterly shareholder conference calls, preparation for board meeting financials, SEC filings, shareholder consents, and waivers.

d)	Strategic acquisitions, liquidity planning, assist in finding additional key executive positions such as chairman of the board, lead strategic Board Director, and other strategic corporate development initiatives. Advise and assist in structuring and securing strategic agreements with potential institutional customers.

The Consultant agrees to promptly perform all services required of the Consultant hereunder in an efficient, professional, trustworthy, and businesslike manner.

2.	TERM & COMPENSATION. The Consultant will be retained as a Consultant and independent contractor for the Company for six (6) months beginning on the Effective Date (the “Initial Term”), subject to Section 6. Company may choose to extend the Initial Term only by informing the Consultant in writing of its desire for a Renewal Term, which will be for a subsequent twelve (12) month period with compensation to be determined by the Company’s Board of Directors’ Compensation Committee. For the valuable advice and services to be provided by the Consultant to the Company under this Agreement, the Company will:

a.	Pay the Consultant a monthly fixed fee of $5,000;

b.	Issue the Consultant on the effective date of her appointment as the Chief Financial Officer of the Company, subject to approval by the Company’s Board of Directors, options to purchase 26,087 shares of the Company’s common stock at an exercise price per share at least equal to the closing price of the Company’s common stock on OTCQB as of the trading day immediately preceding the effective date of her appointment (the “Initial Term Options”). The Initial Term Options shall vest in six (6) equal monthly installments on the last calendar day of each calendar month, with the first portion vesting on May 31, 2020, subject to the Consultant serving as the Chief Financial Officer of the Company on each applicable vesting date. The Initial Term Options shall vest in full the listing of the Company’s securities on NYSE American or the Nasdaq Capital Market, or any successor of the foregoing (the “Uplist”); and

c.	Issue the Consultant on the effective date of her appointment as the Chief Financial Officer of the Company, subject to approval by the Company’s Board of Directors, options to purchase 431,251 shares of the Company’s common stock at an exercise price per share at least equal to the closing price of the Company’s common stock on OTCQB as of the trading day immediately preceding the effective date of her appointment (the “Uplist Options”). The Uplist Options shall vest over a two (2) year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the Nasdaq Capital Market, subject to the Consultant serving as the Chief Financial Officer of the Company on each applicable vesting date.

3.	EXPENSES. In addition to the compensation in Section 2 above, the Company agrees to reimburse the Consultant, from time to time, for reasonable out-of-pocket expenses incurred by the Consultant in connection with its activities under this Agreement, provided, however, the Consultant shall not incur any expense in excess of $1,000 or a total of $2,500 without the prior written Company consent. These expenses include but are not limited to airfare, hotel lodging, meals, transportation, outside consultants, printing, and overnight express mail.

4.	CONFIDENTIALITY. All knowledge and information of a proprietary and confidential nature relating to the Company which the Consultant obtains from the Company or the Company’s employees, agents or other consultants shall be for all purposes regarded and treated as strictly confidential for so long as such information remains proprietary and confidential and shall be held in trust by the Consultant solely for the Company’s benefit and use and shall not be directly or indirectly disclosed by the Consultant to any person without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion.

5.	INDEPENDENT CONTRACTOR STATUS. The Consultant understands that since the Consultant is not an employee of the Company, the Company will not withhold income taxes or pay any employee taxes on its behalf, nor will it receive any fringe benefits. The Consultant does hereby agree to indemnify and hold harmless the Company from and against any and all claims, liabilities, demands, losses or expenses incurred by the Company if (1) the Consultant fails to pay any applicable income and/or employment taxes (including interest or penalties of whatever nature), in any amount, relating to the Consultant’s rendering of consulting services to the Company, including any attorney’s fees or costs to the prevailing Party to enforce this indemnity or (2) the Consultant takes any action or fails to take any action in accordance with the Company’s instructions. The Company shall indemnify the Consultant for any claim, action, or proceeding asserted or instituted by a third-party and relating to any act or omission of the Consultant that was undertaken in good faith, within the scope of her duties, and which was done or omitted without neglect and/or which satisfied her fiduciary duties. The Company’s indemnification obligation does not pertain to any action or disputes between the Parties. The Consultant shall also be responsible for obtaining workers’ compensation insurance coverage and agrees to indemnify, defend and hold the Company harmless of and from any and all claims arising out of any injury, disability or death of the Consultant.

6.	TERMINATION. Either Party may terminate this Agreement at any time without cause by giving thirty (30) days written notice to the other Party. Should the Consultant default in the performance of this Agreement or materially breach any of its provisions, the Company may, in its sole discretion, terminate this Agreement immediately upon written notice to the Consultant. If this agreement is terminated for any reason, the Consultant shall have no right to any stock options that have not vested pursuant to Section 2 of this Agreement as of the effective date of termination.

7.	NO THIRD-PARTY RIGHTS. The Parties warrant and represent that they are authorized to enter into this Agreement and that no third parties, other than the Parties hereto, have any interest in any of the services or the stock options contemplated hereby.

8.	ABSENCE OF WARRANTIES AND REPRESENTATIONS. Each Party hereto acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty, or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of either Party contained herein shall survive its signing and delivery.

9.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.	ATTORNEY’S FEES. In the event of any such controversy, claim or dispute between the Parties hereto, arising out of or in any manner relating to this Agreement, including an attempt to rescind or set aside, each party pays its own legal expenses, except as provided in Section 5.

11.	ARBITRATION. Any controversy between the Parties regarding the construction or application of this Agreement, any claim arising out of this Agreement or its breach, shall be submitted to arbitration in New York before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one Party after service of that request on the other Party. The cost of arbitration shall be borne by the losing Party.

12.	VALIDITY. If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term, and provision hereof.

13.	ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties and cannot be altered or amended except by an amendment duly executed by all Parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and personal representatives of the Parties.

14.	NOTICE. Any notice or communication permitted or required hereunder shall be in writing and shall be delivered in person or by courier, or emailed to the applicable email address set forth below. Notices shall be effective upon actual receipt.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement effective as of the date first written above. This Consulting Agreement shall not be considered in effect until the Board of Directors of Recruiter.com and any and all necessary stakeholders have granted their consent.

Judy Krandel

By:	/s/ Judy Krandel
Name:	Judy Krandel

ADDRESS:

CITY:

STATE:
jkrandel@gmail.com

Recruiter.com Group, Inc.

BY:	/s/ Evan Sohn
Name:	Evan H. Sohn, Executive Chairman
Email:	evan.sohn@gmail.com